UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 8, 2008

(Date of earliest event reported)

First Financial Service Corporation

(Exact name of registrant as specified in its charter)

Securities and Exchange Commission File Number: 0-18832

KENTUCKY

61-1168311

(State or other jurisdiction

(I.R.S. Employer Identification No.)

of incorporation or organization)

2323 Ring Road, Elizabethtown, Kentucky, 42701

(Address of principal executive offices) (Zip Code)

Registrant’s telephone, including area code:  (270) 765-2131

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01:  Other Events

On December 8, 2008, First Financial Service Corporation was notified that it had been selected and preliminarily approved to participate in the United States Department of Treasury’s Capital Purchase Program (“CPP”).  The Treasury Department recently created the CPP to encourage U.S. financial institutions to raise capital to increase flow of funds to consumers thereby supporting the national economy.  On October 20, 2008, Treasury Secretary Henry Paulson stated: “This program is designed to attract broad participation by healthy institutions and to do so in a way that attracts private capital to them as well.”

On December 18, 2008, the board of directors of First Financial Service Corporation unanimously approved the participation in CPP.  Under the program, the Company would issue senior preferred shares to the Treasury Department up to $20 million.  The senior preferred shares would have a per annum dividend rate of 5% for the first five years and 9% thereafter.  The Company would also issue to the Treasury Department ten year warrants for common shares equal to 15% of the preferred share investment, giving the Treasury the opportunity to benefit from any increase in the Company’s stock price.

Participation in the Capital Purchase Program would enhance the Company’s investment and lending opportunities in the communities served as well as provide adequate capital for growth and expansion.  Prior to the Treasury’s preliminary approval, the Company’s capital ratios were already higher than the amounts to be considered by its regulators to be categorized as “well capitalized”.  The additional capital will further strengthen these capital ratios.  First Financial Service Corporation expects to receive the funds from the Treasury during the first quarter of 2009.

Item 9.01:  Financial Statements and Exhibits

                None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FINANCIAL SERVICE CORPORATION

Date: December 19, 2008	By: /s/	Steven M. Zagar
Steven M. Zagar
Chief Financial Officer &
Chief Accounting Officer